CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182308 on Form N-1A of our report dated May 23, 2023, relating to the financial statements and financial highlights of First Trust S&P 500 Diversified Dividend Aristocrats ETF (formerly US Equity Dividend Select ETF), a series of the First Trust Exchange Traded Fund VI, appearing in the Annual Report on Form N-CSR of First Trust Exchange-Traded Fund VI for the year ended March 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 29, 2023